Exhibit 99.1

AptarGroup Announces CEO Succession Plan

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--November 21, 2016--AptarGroup, Inc. (NYSE: ATR), a global leader in innovative dispensing and sealing solutions, today announced that Stephan B. Tanda has been appointed by the Board of Directors to succeed Stephen J. Hagge as President and CEO. Mr. Tanda will join Aptar on February 1, 2017 and become a member of its Board of Directors. Aptar previously announced Mr. Hagge’s decision to retire after 35 years of distinguished service to the Company. Mr. Hagge will remain employed with the Company until his retirement on March 31, 2017 and he intends to remain on its Board of Directors.

Board Chairman, King Harris, stated, “We are delighted that Stephan will join and lead our strong management team. He has had an impressive career at Royal DSM NV and has played a key role in expanding its nutrition cluster.”

Mr. Tanda currently serves as an Executive Managing Board Director at DSM and oversees its approximately $5.5 billion global Nutrition business as well as its Pharma joint ventures and business interests in the Americas. DSM is a leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets. A native of Austria, Mr. Tanda has a degree in plastics engineering from the University of Leoben (Austria) and has a Master’s in Business Administration (MBA) from the Wharton School of the University of Pennsylvania (USA). Prior to joining DSM, he served for three years as President and CEO of Freudenberg Nonwovens Group after spending over twelve years with DuPont where he lived in multiple locations in Europe and the U.S. as he assumed increasing responsibilities that included operations, P&L management, strategic planning, business development and leadership of a joint venture.

Mr. Harris said, “The Board is very confident in a smooth transition. Aptar is in an excellent position to continue to execute our strategy and grow and shape the future of dispensing and sealing solutions thanks to Steve Hagge’s leadership and the work of our experienced senior management team. Stephan Tanda brings extensive global experience building and leading successful business-to-business organizations in several markets currently served by Aptar. He also has transactional and integration experience and shares our passion for innovation, operational excellence and strong company culture.”

“I am deeply honored to join such a highly professional organization operating in attractive markets with a tremendous track record of creating value for all stakeholders. I look forward to working with Steve and the strong management team to continue the growth journey, driven by creating winning solutions for innovative customers around the world,” said Mr. Tanda, commenting on his appointment.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing and sealing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements regarding our management plans and business prospects. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, actual outcomes may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties. For additional information on these risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424